Exhibit 99.1

For Immediate Release

Investor Contact:	Melissa Rose
877-645-6464

Media Contact:	Erin Somers
410-953-2405

MAGELLAN HEALTH SERVICES NOTIFIED BY WELLPOINT
OF INTENT TO END MIDWEST BEHAVIORAL CONTRACT

AVON, Conn. — September 6, 2006 — Magellan Health Services, Inc. (Nasdaq:MGLN) today announced that it has been notified by WellPoint, Inc. of its intent to terminate its contract with Magellan for the management of behavioral health services for its commercial members in Indiana, Kentucky and Ohio (the Midwest contract), effective March 31, 2007.  The contract had been set to expire on December 31, 2007; however, WellPoint notified the Company of its intent to exercise its right under the contract to terminate without cause with six months’ notice.

“We have had a successful, collaborative relationship with WellPoint and we are very proud of our track record of delivering superior customer service and high quality clinical care management to its members in Indiana, Kentucky and Ohio,” said Steven J. Shulman, chairman and chief executive officer of Magellan. “As we have said before, large, national organizations, such as WellPoint, are more likely to invest in the resources to develop a behavioral health management infrastructure internally than are other organizations.  For many purchasers, developing the sophisticated clinical and quality management infrastructure required to deliver a specialized managed behavioral health care product is not attractive given their scale and they recognize Magellan’s value in this area. While certainly we are disappointed in this turn of events, we are committed to supporting a smooth transition of services as WellPoint moves management of this business to its internal unit.”

 “At the same time, we are pleased to be embarking on new contracts with WellPoint as its partner in serving Medicaid members.  We have partnered with WellPoint in its recent successful Medicaid bids in Indiana, Nevada, Ohio and Texas and look forward to serving WellPoint’s Medicaid members in those states, as well as the potential for future bids with WellPoint in this segment of its business.  We believe Magellan’s expertise in public sector mental health programs is an effective differentiator for health plans serving this population,” Shulman noted.

For the six months ended June 30, 2006, the Midwest contract generated revenue of $48.5 million.  In addition to one quarter of revenue under the contract, in 2007 the Company will be entitled to a termination fee of approximately $0.8 million.

The Company has two other managed behavioral health care contracts with WellPoint that generated revenue of $43.4 million for the six months ended June 30, 2006. Each of these contracts has a term through December 31, 2007 and neither contract has the early termination provisions of the Midwest contract.  The Company has received no notice of a change in the status of either of these contracts.

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MAGELLAN HEALTH SERVICES NOTIFIED BY WELLPOINT OF INTENT TO END
MIDWEST BEHAVIORAL CONTRACT
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Magellan also has contracts with WellPoint for the management of radiology benefits through the Company’s National Imaging Associates subsidiary.  These contracts are unrelated to and unaffected by WellPoint’s decision regarding behavioral health care management for the Midwest contract.

“WellPoint and many other large health plans have been actively outsourcing radiology benefits management in order to more effectively address significantly rising costs in this area,” Shulman said. “Our radiology contracts with WellPoint remain in effect and we look forward to a continued relationship with WellPoint in this arena.”

About Magellan:  Headquartered in Avon, Conn., Magellan Health Services, Inc. (Nasdaq:MGLN) is the country’s leading diversified specialty managed health care organization.  In addition to behavioral health care management, the Company manages radiology benefits and specialty pharmaceuticals.  Its customers include health plans, corporations and government agencies.

Cautionary Statement:  Certain of the statements made in this press release including, without limitation, statements regarding contract retention, growth opportunities, new contracts with WellPoint for Medicaid behavioral management from winning bids, future Medicaid behavioral health management contract bids with WellPoint, and other matters constitute forward-looking statements contemplated under the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on management’s current expectations and are subject to known and unknown uncertainties and risks which could cause actual results to differ materially from those contemplated or implied by such forward-looking statements, including (among others) risk concerning the possible election of certain of the Company’s health plan customers to manage the behavioral health care services of their members directly; competition; renegotiation of rates paid to and/or by the Company by customers and/or to providers; higher utilization of treatment services by risk members; delays, higher costs or inability to implement the Company’s initiatives; the impact of changes in the contracting model for Medicaid contracts relating to managed health care services; termination or non-renewal of contracts by customers; the impact of new or amended laws or regulations; governmental inquiries and/or litigation; the impact of increased competition on the Company’s ability to maintain or obtain contracts; the impact of increased competition on rates paid to or by the Company; and other factors.  Any forward-looking statements made in this document are qualified in their entirety by the more complete discussion of risks set forth in the section entitled “Risk Factors” in Magellan’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission (“SEC”) on March 8, 2006,  and the Company’s Form 10-Q for the period ended June 30, 2006, filed with the SEC on July 28, 2006, and posted on the Company’s Web site.

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